Exhibit 4.1

AMENDMENT TO SECTION 382 RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”), entered into as of the 17th day of April, 2017, by and between SPECIAL DIVERSIFIED OPPORTUNITIES INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Rights Agent”), amends that certain Section 382 Rights Agreement, dated as of April 28, 2016 (the “Rights Agreement”), by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

RECITALS

WHEREAS, Section 26 of the Rights Agreement provides that, as long as the Rights are redeemable and subject to the penultimate sentence of Section 26 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of the Company’s common stock;

WHEREAS, the Rights are currently redeemable, and pursuant to the terms of the Rights Agreement and in accordance with the terms of Section 26 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery of this Amendment directs that the Rights Agent execute this Amendment; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.          The definition of “Final Expiration Date” in Section 1(y) is hereby amended by replacing the reference to “April 27, 2017” with “October 27, 2017.”

2.          Exhibits B and C to the Rights Agreement are hereby amended by replacing all references to “April 27, 2017” with “October 27, 2017.”

3.          The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

4.          By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

5.          This Amendment is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State without regard to the conflicts or choice of law provisions thereof.

6.          This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.          This Amendment is effective as of the date hereof, and all references to the Rights Agreement, from and after such time will be deemed to be references to the Rights Agreement as amended hereby.

8.          If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment will remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPECIAL DIVERSIFIED OPPORTUNITIES INC.

By:	/s/ Kevin J. Bratton
Name: Kevin J. Bratton
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: SVP

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